Exhibit 99.1

EBITDA is defined as net income plus interest expense and other financing costs, loss on debt extinguishment, loss on interest rate swaps, income tax expense and depreciation and amortization, net of interest income. We calculate cash available for distribution as used in this table as EBITDA plus acquisition costs and non-cash compensation expense, less maintenance capital expenditures to the extent not funded by capital proceeds, net interest expense and debt service and distribution of cash reserves for working capital needs. Adjusted EBITDA is defined as EBITDA plus acquisition costs, elimination of Agrifos LLC (“Agrifos”) corporate overhead and the impact of purchase accounting. EBITDA, Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•

our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

EBITDA, Adjusted EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). EBITDA, Adjusted EBITDA and cash available for distribution may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, EBITDA, Adjusted EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation because each company may define these terms differently.

The table below reconciles EBITDA and Adjusted EBITDA, which are a non-GAAP financial measures, to net income for the periods indicated below:

	Historical								Pro Forma
	Year Ended December 31,		Three Months Ended December 31,		Fiscal Year Ended September 30,				December 31,
	2012	2011	2011	2010	2011	2010	2009	2008	2012
	(unaudited, in thousands)
Net income	$107,003	$31,057	$10,455	$4,324	$24,926	$5,009	28,159	30,098	$105,506
Add:
Interest income	(45)	(53)	(14)	(13)	(51)	(57)	(190)	(891)	(46)
Interest expense	1,469	12,788	1,947	2,912	13,752	9,859	8,481	2,747	7,277
Loss on debt extinguishment	2,114	19,486	10,263	4,593	13,816	2,268	—	—	—
Loss on interest rate swaps	951	—	—	—	—	—	—	—	951
Income tax expense	303	14,643	—	2,772	17,415	3,344	18,576	19,875	303
Depreciation and amortization	12,460	10,706	3,287	2,601	10,020	10,544	8,683	8,552	18,574
Other(a)	(232)	(3)	(3)	—	—	—	—	—	(1,232)

EBITDA	124,023	88,624	25,935	17,189	79,878	30,967	63,709	60,381	131,333
Plus: Acquisition costs(b)	4,131	—	—	—	—	—	—	—	—
Plus: Elimination of Agrifos corporate overhead(c)	—	—	—	—	—	—	—	—	5,518
Plus: Impact of purchase accounting(d)	3,140	—	—	—	—	—	—	—	3,140

Adjusted EBITDA	131,294	88,624	25,935	17,189	79,878	30,967	63,709	60,381	139,991

(a)	For the year ended December 31, 2012, Other consists of a tax adjustment relating to a prior year. For the pro forma year ended December 31, 2012, Other consists of a gain on an insurance claim relating to our facility in Pasadena, Texas (the “Pasadena Facility”).

(b)	Acquisition costs relate to expenses incurred by us in our acquisition of Agrifos (the “Agrifos Acquisition”).

(c)	Elimination of Agrifos corporate overhead relates to expenses for the Seller’s corporate office, which was not acquired by us in the Agrifos Acquisition.

(d)	In accordance with GAAP, we stepped up the value of the finished goods inventory acquired as part of our acquisition of our Pasadena Facility to fair value on November 1, 2012. This step up in value on November 1, 2012, reduced the gross margin earned on the sale of this finished goods inventory in November and December 2012. We have added this margin back to our Adjusted EBITDA in order to reflect the profit margin that would have been earned in the normal course of business had we not been required to step up the value of the inventory to fair value.

The table below reconciles cash available for distribution to EBITDA, both of which are non-GAAP financial measures, for the periods indicated below:

Historical
Year Ended December 31, 2012
(in thousands, except per unit data)
EBITDA	$124,023
Plus: Acquisition costs	4,131
Plus: Non-cash compensation expense	2,827
Less: Maintenance capital expenditures	(8,500)
Less: Net interest expense and debt service	(1,446)
Plus: Distribution of cash reserves for working capital	6,110

Cash available for distribution	$127,145

Cash available for distribution, per unit	$3.30
Common units outstanding	38,529